UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2009

EBIX, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Concourse Parkway, Suite 3200, Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 281-2020

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e): Compensatory Arrangements of Certain Officers.

On May 15, 2009, the independent members of the board of directors of Ebix, Inc. unanimously approved a compensation plan recommended by its compensation committee for Robin Raina, Ebix’s Chief Executive Officer. Mr. Raina’s compensation plan is intended to cover fiscal years 2009 through 2011. Mr. Raina’s base salary under this compensation plan shall be $800,000. Under the plan, Mr. Raina’s incentive bonus shall be no greater than $1,300,000 for each year. $400,000 of the bonus will be paid on June 30, $400,000 on December 31, and the final $500,000 will be paid after the 2009 results for the Company have been reported, and if the independent members of Ebix’s board of directors determines that Ebix has met certain overall goals under his leadership. These overall goals include: (a) increasing Ebix’s revenue both organically and through acquisitions; (b) continuing the business acquisition strategy in a reasonable and sustainable manner; (c) increasing Ebix’s earnings per share; (d) retaining top talent and strengthening leadership roles; and, (e) strengthening the Company’s operating capabilities outside of the United States. Further, as part of this compensatory arrangement, the independent members of the Company’s board of directors may grant an additional award of restricted stock of the Company of up to 25% of Mr. Raina’s total compensation for an individual year if such members determine in their discretion that the overall goals for the Company have been greatly surpassed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

By: /s/ Robert Kerris
Name: Robert Kerris
Title: Chief Financial Officer & Corporate Secretary

Dated: May 21, 2009